Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT		Phoenix, Arizona 85020
FISCAL 2016		Phone: 602-944-1500
IHT Awards Options Recognizing IBC Network Expansion

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, February 11, 2015 - InnSuites Hospitality Trust (NYSE MKT:IHT)

On February 5, 2015, IHT initiated a stock option plan to recognize Pamela Barnhill, Trustee, Vice Chairperson, President and Chief Operating Officer of IHT and President and Founder of the fast-growing InnDependent Boutique Collection (“IBC Hotels”) and other key individuals instrumental in the strategic growth of IBC hotels which provides Hotel network branding, reservations and hospitality services to the Hotel industry's largely underserved independent hotels segment comprising one half of the worlds hotels. Pamela Barnhill has been awarded 1 million IHT stock options at $ 3.50 per share subject to shareholder approval in recognition of the past growth success to date and the high future potential of the IBC Hotels division.

On February 2, 2015, IBC Hotels was approved by the United States Small Business Administration (“SBA”) to be listed on the SBA’s Franchise Registry. The SBA Franchise Registry (www.franchiseregistry.com) is a list of companies that have pre-qualified for SBA loan eligibility. IBC Hotels acceptance means an expedited process for SBA loan programs saving time and money for franchisees.

IBC Hotels, a division of InnSuites Hospitality Trust, continues to grow as one of the world's largest independent hotel networks providing advanced distribution and reservation technologies and soft branding along with InnDependent InnCentives boutique hotel loyalty program to over 6,500 independently owned hotel members representing 20,000+ hotels in 170 countries worldwide. IBC Hotels looks forward to co-sponsoring the InnDependent Lodging Summit and Trade show in Tucson, Arizona March 15 - 17, 2015 at Hotel Tucson City Center InnSuites in conjunction with Independent Lodging Industry Association (“ILIA”) and InnJoy Travel.

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov